[STELMAR SHIPPING LTD.]

April 7, 2003

Mr. Stelios Haji-ioannou
c/o Stelinvest Corp.
Status Center
2A Areos Str.
Vouliagmeni, 16671
Athens, Greece

Re:  Stelmar Shipping Ltd.

Dear Mr. Haji-ioannou:

This confirms our mutual interest in giving you, as founder of the company, access to confidential information of Stelmar Shipping Ltd. (the "Company").

You understand that you may receive confidential information that constitutes "material non-public information" and that you agree to keep such information confidential (as long as the information is not otherwise disclosed publicly), and not trade in the Company's securities while in possession of such information. You also understand that such confidential information is the property of the Company, and may not be used for the detriment of the Company.

We understand that this letter does not obligate you to provide advice or otherwise perform services for the Company.

Kindly indicate your understanding and acceptance of the foregoing by countersigning this letter. We expect that this letter will be filed with the United States Securities and Exchange Commission.

We appreciate your being available to us for the benefit of the Company and its shareholders.

Very truly yours,

STELMAR SHIPPING LTD.


By: /s/ Nicholas Hartley
    --------------------------
    Nicholas Hartley
    Chairman

UNDERSTOOD AND AGREED:


/s/ Stelios Haji-ioannou
----------------------
Stelios Haji-ioannou

02509.0004 #395392